Exhibit 107

Calculation of Filing Fee Tables

Form F-1

Siyata Mobile Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

							Proposed Maximum
	Security Type	Security Class Title(1)	Fee Calculation Rule		Amount Registered		Offering Price Per Share		Maximum Aggregate Offering	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Share, no par value per share	457	(c)	1,754,745	(1)	$2.135	(2)	$3,746,380.58	0.00015310	$573.57	(3)

		Total Offering Amounts							$3,746,380.58	0.00015310	$573.57
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due									$573.57

1.	Represents approximately 1,754,745 Common Shares based on the near closing price of our shares on The Nasdaq Market LLC (“Nasdaq”), on June 13, 2025.
2.	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Company’ Common Share on Nasdaq on June 13, 2025 ($2.135 per Common Share), in accordance with Rule 457(c) of the Securities Act.
3.	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00015310.